Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 16, 2012 on the financial statements of InsPro Technologies Corporation, for the years ended December 31, 2011 and 2010 included herein on this registration statement of InsPro Technologies Corporation on Form S-1 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Sherb & Co., LLP

Certified Public Accountants

Boca Raton, Florida
December 31, 2012